                                     EXHIBIT 11

                                IONICS, INCORPORATED

                          COMPUTATION OF EARNINGS PER SHARE

                  (Amounts in thousands, except earnings per share)
                                            Three Months Ended     Nine Months Ended
                                               September 30,          September 30,
                                              1997       1996        1997       1996
Net income                                  $ 7,196    $ 6,853     $21,437    $19,378

Earnings per common and common
  equivalent share:

  Weighted average number of shares          15,957     15,563      15,914     15,467
   outstanding

  Incremental shares for stock options
    under treasury stock method                 436        481         500        575

  Weighted average number of common and
    common equivalent shares outstanding     16,393     16,044      16,414     16,042

  Earnings per common and common
    equivalent share                        $   .44    $   .43     $  1.31    $  1.21

Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              15,957     15,563      15,914     15,467

  Incremental shares for stock options
    under treasury stock method                 449        554         504        609

  Weighted average number of common and
    common equivalent shares outstanding -
      assuming full dilution                 16,406     16,117      16,418     16,076

  Earnings per common and common
    equivalent share - assuming             $   .44    $   .43     $  1.31    $  1.21
      full dilution


                                          -13-
/14